As filed with the Securities and Exchange Commission on January 29, 2002.

Registration No. 333-_____

SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

REGISTRATION STATEMENT ON
FORM S-8
UNDER THE SECURITIES ACT OF 1933

CBCT BANCSHARES, INC.

(Exact name of registrant as specified in its charter)

Maryland (State or other jurisdiction of incorporation or organization)	74-2957339 (I.R.S. Employer Identification No.)

312 Main Street, Smithville, Texas    78957-2035

(Address of principal executive offices)        (Zip Code)

CBCT BANCSHARES, INC.
2001 STOCK OPTION AND INCENTIVE PLAN

(Full title of the plan)

Martin L. Meyrowitz, P.C.
Michael R. Gartman, Esq.
Silver, Freedman & Taff, L.L.P.
(a limited liability partnership
including professional corporations)
7th Floor - East Tower
1100 New York Avenue, NW

Washington, DC 20005

(Name and address of agent for service)

(202) 414-6100

(Telephone number, including area code, of agent for service)

CALCULATION OF REGISTRATION FEE
Title of securities to be registered	Amount to be registered	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee

Common Stock, $0.01 par value per share	28,103 shares	$12.41(1)	$348,758(1)	$33.00(1)

(1)	Estimated in accordance with Rule 457(h), solely for the purpose of calculating the registration fee. The shares being registered hereby are being registered based upon the average of the high and low prices per share of the common stock on the OTC Bulletin Board of $12.41 per share on January 25, 2002.

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PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

       The document(s) containing the information specified in Part I of Form S-8 will be sent or given to participants in the CBCT Bancshares, Inc. 2001 Stock Option and Incentive Plan (the "Plan") as specified by Rule 428(b)(1) promulgated by the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act").

       Such document(s) are not being filed with the Commission, but constitute (along with the documents incorporated by reference into the Registration Statement pursuant to Item 3 of Part II hereof) a prospectus that meets the requirements of Section 10(a) of the Securities Act.

I-1
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PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 3.   Incorporation of Certain Documents by Reference.

       The following documents previously or concurrently filed by CBCT Bancshares, Inc. (the "Company") with the Commission are hereby incorporated by reference into this Registration Statement and the Prospectus to which this Registration Statement relates (the "Prospectus"), which Prospectus has been or will be delivered to the participants in the Plan covered by this Registration Statement:

       (a)   the Company's Annual Report on Form 10-KSB for the year ended December 31, 2000, as amended on Form 10-KSB/A filed on June 28, 2001 (File No. 0-31125);

       (b)   the Company's Quarterly Report on Form 10-QSB for the quarterly period ended March 31, 2001;

       (c)   the Company's Quarterly Report on Form 10-QSB for the quarterly period ended June 30, 2001;

       (d)   the Company's Quarterly Report on Form 10-QSB for the quarterly period ended September 30, 2001;

       (e)   the Company's proxy statement for its annual meeting of stockholders held on April 25, 2001;

       (f)   the Company's proxy statement for its special meeting of stockholders held on November 20, 2001; and

       (g)   the description of the common stock, par value $.01 per share, of the Company contained in the Company's Registration Statement on Form SB-2/A (File No. 333-33102) filed on July 10, 2000, and all amendments or reports filed for the purpose of updating such description.

       This incorporation by reference of the Company's proxy statement for its annual meeting of stockholders shall not be deemed to specifically incorporate by reference the information relating to the audit committee report (as permitted under Item 306 of Regulation S-B).

       All documents filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), after the date hereof, and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed incorporated by reference into this Registration Statement and the Prospectus and to be a part hereof and thereof from the date of the filing of such documents. Any statement contained in the documents incorporated, or deemed to be incorporated, by reference herein or therein shall be deemed to be modified or superseded for purposes of this Registration Statement and the Prospectus to the extent that a statement contained herein or therein or in any other subsequently filed document which also is, or is deemed to be, incorporated by reference herein

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or therein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement and the Prospectus.

       The Company shall furnish without charge to each person to whom the Prospectus is delivered, on the written or oral request of such person, a copy of any or all of the documents incorporated by reference, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference to the information that is incorporated). Requests should be directed to: Lynn Frerich, Secretary, CBCT Bancshares, Inc., 312 Main Street, Smithville, Texas 78957, telephone number (512) 237-2482.

       All information appearing in this Registration Statement and the Prospectus is qualified in its entirety by the detailed information, including financial statements, appearing in the documents incorporated herein or therein by reference.

Item 4.   Description of Securities.

              Not applicable.

Item 5.   Interests of Named Experts and Counsel.

              Not applicable.

Item 6.   Indemnification of Directors and Officers.

       Article 12 of the Company's Articles of Incorporation provides for indemnification of current and former directors and officers or individuals serving any other entity at the request of the Company, to the fullest extent required or permitted under Maryland law. In addition, Article 12 provides for the indemnification of other employees and agents to the extent authorized by the Board of Directors and permitted under Maryland law. Article 12 also provides the Company with the authority to purchase insurance for indemnification purposes. The indemnification provisions set forth within Article 12 are non-exclusive in nature, however, the Company shall not be liable for any payment under Article 12 to the extent that said person entitled to be indemnified has actually received payment under any insurance policy, agreement or otherwise of the amounts indemnifiable under Article 12.

       Section 2-418 of the General Corporation Law of the State of Maryland permits a corporation to indemnify a person against judgments, penalties, fines, settlements and reasonable expenses unless it is proven that (1) the conduct of the person was material to the matter giving rise to the proceeding and the person acted in bad faith or with "active and deliberate dishonesty," (2) the person actually received an improper benefit or (3) in the case of a criminal proceeding, the person had reason to believe that his conduct was unlawful.

       Maryland law provides that where a person is a defendant in a derivative proceeding, the person may not be indemnified if the person is found liable to the corporation. Maryland law also provides that a person may not be indemnified in any proceeding alleging improper personal benefit to the person in which the person was found liable on the grounds that personal benefit was improperly received.

       Maryland law further provides that unless otherwise provided in the corporation's Articles of Incorporation, a director or officer (but not an employee or agent) who is successful on the merits or otherwise in defense of any proceeding must be indemnified against reasonable expenses. The Articles of Incorporation do not otherwise provide a bar against mandatory indemnification.

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       Finally, Section 2-418 of the General Corporation Law also permits expenses incurred by a person in defending a proceeding to be paid by the corporation in advance of the final disposition of the proceeding upon the receipt of an undertaking by the director or officer to repay this amount if it is ultimately determined that he or she is not entitled to be indemnified by the corporation against these expenses. The person seeking indemnification of expenses must affirm in writing that he or she believes in good faith that he or she has met the applicable standard for indemnification of expenses.

       Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

Item 7.   Exemption from Registration Claimed.

              Not applicable.

Item 8.   Exhibits.

Exhibit Number	Document	Reference to Prior Filing or Exhibit Number Attached Hereto

4.1	Specimen form of common stock certificate of CBCT Bancshares, Inc.	*

4.2	Articles of Incorporation of CBCT Bancshares, Inc.	*

4.3	Bylaws of CBCT Bancshares, Inc.	*

5	Opinion of Silver, Freedman & Taff, L.L.P.	Attached as Exhibit 5

23.1	Consent of Silver, Freedman & Taff, L.L.P.	Contained in Exhibit 5

23.2	Consent of Padgett, Stratemann & Co., LLP	Attached as Exhibit 23.2

24	Power of Attorney	Contained on Signature Page

99	CBCT Bancshares, Inc. 2001 Stock Option and Incentive Plan	**

______________________
*	Filed as exhibit to the Company's Form SB-2 registration statement filed on March 23, 2000 (File No. 333-33102) and incorporated herein by reference.
**	Filed as an exhibit to the Company's definitive proxy statement for its special meeting of stockholders held on November 20, 2001 and incorporated herein by reference.

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Item 9.   Undertakings.

(a)	The undersigned Registrant hereby undertakes:
	(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;
(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

	(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b)	The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

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(c)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant of expenses incurred or paid by a director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

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SIGNATURES

       Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Smithville, State of Texas, on January 29, 2002.

CBCT BANCSHARES, INC.
By:	/s/ Brad M. Hurta Brad M. Hurta, President and Chief Executive Officer (Duly Authorized Representative)

POWER OF ATTORNEY

       KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Brad M. Hurta, his true and lawful attorney-in-fact and agent, with full power of substitution and re-substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all said attorney-in-fact and agent or his substitutes or substitute may lawfully do or cause to be done by virtue hereof.

/s/ Brad M. Hurta Brad M. Hurta, President, Chief Executive Officer and Director (Principal Executive Officer)	/s/ James A. Cowan James A. Cowan, Director
Date: January 29, 2002	Date: January 29, 2002
/s/ Mike C. Maney Mike C. Maney, Director	/s/ Georgina Chronis Georgina Chronis, Director
Date: January 29, 2002	Date: January 29, 2002
/s/ Rodney E. Langer Rodney E. Langer, Director	/s/ Gordon N. Fowler Gordon N. Fowler, Director
Date: January 29, 2002	Date: January 29, 2002
/s/ Barry W. Hannah Barry W. Hannah, Director	/s/ Lynn Frerich Lynn Frerich, Executive Vice President and Chief Operating Officer (Principal Financial and Accounting Officer)
Date: January 29, 2002	Date: January 29, 2002

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EXHIBIT INDEX

Exhibit Number	Document

5	Opinion of Silver, Freedman & Taff, L.L.P.

23.2	Consent of Padgett, Stratemann & Co.

End.